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               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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    14a-6(e)(2))

                            FINGERHUT COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                     [LOGO]

                               4400 BAKER ROAD
                         MINNETONKA, MINNESOTA 55343
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 13, 1997

TO THE SHAREHOLDERS OF FINGERHUT COMPANIES, INC.:

     Notice is hereby given that the Annual Meeting of the Shareholders of Fingerhut Companies, Inc. (the "Company") will be held at 11:00 a.m. (Minneapolis time) on Tuesday, May 13, 1997, at the Minneapolis Hilton, 1001 Marquette Avenue South, Minneapolis, Minnesota, for the following purposes:

     1. To elect two Class I directors, each to serve for a three-year term and until his successor is elected and qualified.

     2. To vote on the approval of the amendment to the Fingerhut Companies, Inc. 1994 Employee Stock Purchase Plan.

     3. To vote on the approval of the amendment to the Fingerhut Companies, Inc. 1995 Long-Term Incentive and Stock Option Plan.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of the Company's Common Stock at the close of business on March 21, 1997, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             /S/ Michael P. Sherman

                                             Michael P. Sherman
                                             Secretary

March 28, 1997

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 13, 1997

     This proxy statement is provided in connection with the 1997 Annual Meeting of Shareholders of Fingerhut Companies, Inc. (the "Company"), which will be held at 11:00 a.m. on Tuesday, May 13, 1997 at the Minneapolis Hilton, 1001 Marquette Avenue South, Minneapolis, Minnesota, and any adjournment thereof. The accompanying proxy is solicited by the Board of Directors of the Company. The Company's principal executive offices are located at 4400 Baker Road, Minnetonka, Minnesota 55343.

     The Board of Directors is aware of three items of business to be considered at the Annual Meeting: (1) the election of two Class I directors; (2) approval of an amendment to add 300,000 shares to the Fingerhut Companies, Inc. 1994 Employee Stock Purchase Plan; and (3) approval of an amendment to add 2,000,000 shares to the Fingerhut Companies, Inc. 1995 Long-Term Incentive and Stock Option Plan. The Board of Directors knows of no other matters to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment.

     The Board of Directors recommends that an affirmative vote be cast in favor of all nominees and both of the proposals listed in the proxy (or voting instructions) card. By completing and returning the accompanying proxy, the shareholder authorizes Theodore Deikel and Michael P. Sherman, as designated on the face of the proxy, to vote all shares for the shareholder. All returned proxies that are properly signed and dated will be voted as the shareholder directs. If no direction is given, executed proxies will be voted FOR each of the nominees and the listed proposals. Regardless of the size of your holdings, you are encouraged to complete and return the proxy or voting instructions card so that your shares may be voted at the Annual Meeting. A proxy may be revoked by a shareholder at any time before it is voted at the Annual Meeting by giving notice of revocation to the Company in writing, by execution of a later dated proxy or by attending and voting at the Annual Meeting.

     Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted for purposes of determining the presence of a quorum at the Annual Meeting and treated as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

     This proxy statement and the accompanying form of proxy are being sent or given to shareholders beginning on or about March 31, 1997, along with the Company's 1996 Annual Report to Shareholders.

     Holders of record of the Company's common stock, $.01 par value (the "Common Stock"), at the close of business on March 21, 1997, will be entitled to vote on all matters at the Annual Meeting. Each share will be entitled to one vote. On March 21, 1997, a total of 46,188,013 shares of Common Stock were outstanding.

     All expenses in connection with the solicitation of this proxy will be paid by the Company. Officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone or electronic transmission. Morrow & Co. has been retained by the Company to act as a proxy solicitor for a fee not to exceed $7,500 plus reimbursement of out-of-pocket expenses.

                                 PROPOSAL 1:
                            ELECTION OF DIRECTORS

     In accordance with the terms of the Company's Amended and Restated Articles of Incorporation, the Board of Directors is divided into three classes, designated as Class I, Class II and Class III, respectively, with staggered three-year terms of office. At each annual meeting, directors who are elected to succeed the class of directors whose terms expire at that meeting will be elected for three-year terms. At the Annual Meeting, two Class I directors will be elected to hold office for three-year terms that will expire at the annual meeting of shareholders to be held in 2000 and until their successors are elected and qualified. The Board of Directors has designated Dudley C. Mecum and John M. Morrison as nominees for reelection to the Board of Directors of the Company. Each of the nominees has consented to serve as director, if elected. If either of the nominees becomes unable to accept nomination or election, the enclosed proxy will be voted for the election of a nominee designated by the Board of Directors, unless the Board reduces the number of directors on the Board of Directors or unless the shareholder indicates to the contrary on the proxy. The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the Annual Meeting is required for election of each nominee. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

     Certain biographical information furnished by the Company's directors and nominees, and the directors' respective terms of office, is presented below.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING:
     DUDLEY C. MECUM (age 62) has been a director of the Company since 1990. Mr. Mecum is a Class I director whose term expires at the Annual Meeting. Since January 1997, he has been president of Mecum Associates, Inc. (leveraged buy-outs). For more than five years prior thereto, he was a partner in the firm of G.L. Ohrstrom & Co. (merchant banking). Mr. Mecum is also a director of Metris Companies Inc., Travelers Group Inc., Travelers Aetna Property Casualty Corp., Lyondell Petrochemical Corporation, Vicorp Restaurants, Inc., DynCorp, and Suburban Propane Partners, L.P.

     JOHN M. MORRISON (age 60) became a director of the Company in November 1996. Mr. Morrison is a Class I director whose term expires at the Annual Meeting. For more than the past five years, he has been Chairman of the Board of the Central Bank Group. Mr. Morrison is also a trustee of the University of St. Thomas and a director of Fairview Corporation.


CONTINUING DIRECTORS:
     THEODORE DEIKEL (age 61) has been Chairman of the Board, Chief Executive Officer and President of the Company since 1989. Mr. Deikel is a Class III director whose term expires at the 1999 Annual Meeting. From 1985 until rejoining the Company, Mr. Deikel served as Chairman and Chief Executive Officer of CVN Companies, Inc., a direct marketing company using television and direct mail. From 1979 to 1983, Mr. Deikel was Executive Vice President of American Can Company (a predecessor of Travelers Group Inc.) and Chairman of American Can Company's specialty retailing division, which included the Company. In addition, Mr. Deikel was Chief Executive Officer of Fingerhut Corporation from 1975 to 1983.

     WENDELL R. ANDERSON (age 64) has been of counsel to the law firm of Larkin, Hoffman, Daly and Lindgren, Ltd. since 1991, and was a partner in the firm for at least five years prior to that time. The law firm provides legal services to the Company from time to time. Mr. Anderson has been a director of the Company since 1990. He is a Class III director whose term expires at the 1999 Annual Meeting. He is a former United States Senator and former Governor of the State of Minnesota, serves on the University of Minnesota Board of Regents and is also a director of National City Bancorporation, Evans Environmental Corporation and Turbodyne Technologies, Inc.

     EDWIN C. GAGE (age 56) has been a director of the Company since 1992. Mr. Gage is Chairman and Chief Executive Officer of Gage Marketing Group LLC (integrated marketing services), which he formed in January 1992, and Vice Chairman of Carlson Holdings, Inc. (holding company for hospitality, marketing and travel companies). He was Chief Executive Officer of Carlson Companies, Inc. from 1989 to 1991. Mr. Gage is a Class III director whose term expires at the 1999 Annual Meeting. Mr. Gage is also a director of SuperValu Inc., Carlson Holdings, Inc., and Minnegasco Advisory Board; and an advisory board member for the Kellogg Graduate School of Management at Northwestern University.

     STANLEY S. HUBBARD (age 63) has been a director of the Company since 1990. For more than the past five years he has been Chairman of the Board, President and Chief Executive Officer of Hubbard Broadcasting, Inc. (privately held communications company); he is also an executive with several other entities affiliated with Hubbard Broadcasting, including Conus Communications, a satellite news gathering company. He is the founder and Chairman of the Board of United States Satellite Broadcasting Company, Inc. Mr. Hubbard is a Class II director whose term expires at the 1998 Annual Meeting.

     KENNETH A. MACKE (age 58) became a director of the Company in February 1997. Mr. Macke is a Class II director whose term expires at the 1998 Annual Meeting. He is the retired Chairman of the Board, Chief Executive Officer and Chairman of the Executive Committee of Dayton Hudson Corporation ("DHC"), a general merchandise retailer. He joined Dayton's as a merchandise trainee and advanced through various management positions at Dayton's and Target. He served as President of DHC from 1981 to 1984. He was elected Chief Operating Officer of DHC in 1982, Chief Executive Officer of DHC in 1983, Chairman of the Board of DHC in 1984 and Chairman of the DHC Executive Committee in 1985. He is a director of First Bank System, Inc., General Mills, Inc., Unisys Corporation and Carlson Companies, Inc. He is also the general partner of Macke Partners, a private venture capital firm.

     The Board of Directors has established Executive, Compensation and Audit Committees. The Company does not have a nominating committee.

     The Executive Committee is authorized to exercise the full power of the Board of Directors in the management and conduct of the business affairs of the Company during the interim between meetings of the Board. The Executive Committee may also review and make recommendations to the Board of Directors with respect to various corporate matters. The current members of the Executive Committee are Messrs. Anderson and Deikel. During the fiscal year ended December 27, 1996, the Executive Committee met four times.

     The Compensation Committee sets the compensation of all the Company's officers whose base annual salary exceeds $200,000, approves, adopts and administers compensation plans, administers and grants stock options under the Company's stock option plans, reviews administration of the Company's benefit plans and reviews and makes recommendations to the Board of Directors on matters relating to compensation of all officers. During the fiscal year ended December 27, 1996, the Compensation Committee met four times. The current members of the Compensation Committee are Messrs. Morrison (chairman), Gage, Hubbard and Macke.

     The Audit Committee supervises and reviews the Company's accounting and financial practices, makes recommendations to the Board of Directors as to the nomination of independent auditors, confers with the independent auditors and internal auditors regarding the scope of their proposed audits and their audit findings, reports and recommendations, reviews the Company's financial controls, procedures and practices, approves all nonaudit services by the independent auditors and reviews transactions between the Company and its affiliates. The current members of the Audit Committee are Messrs. Mecum (chairman), Gage, Hubbard, Macke and Morrison. The Audit Committee met four times during the fiscal year ended December 27, 1996.

     During the fiscal year ended December 27, 1996, the Board of Directors met five times. All incumbent directors attended at least 75% of all the meetings of the Board of Directors and committees that were held while they were serving on the Board of Directors or on such committee. The Company's Board of Directors and committees also act from time to time by written consent in lieu of meetings.

     COMPENSATION OF DIRECTORS. Members of the Board of Directors who are not employees of the Company receive an annual retainer of $20,000 for membership on the Board of Directors, including service on committees of the Board. The directors designated and serving as the chairperson of the Audit Committee and of the Compensation Committee also receive an annual retainer of $4,000 for service as chairperson of such committee. In addition, non-employee directors receive an attendance fee of $2,500 for each regular or special meeting attended of the Board of Directors. Directors employed by the Company receive no directors' fees. In addition, the Company reimburses reasonable travel, lodging and other incidental expenses incurred by directors in attending meetings of the Board of Directors and committees. Wendell Anderson, a member of the Company's Board of Directors, provides certain governmental and regulatory affairs consulting services to the Company, for which he was paid $144,000 plus reimbursement of expenses in 1996. Pursuant to the Fingerhut Companies, Inc. Non-Employee Directors Stock Option Plan, non-employee directors were each granted the option to purchase 5,000 shares of Common Stock on March 1, 1996 at the exercise price of $13.875. These options are fully vested and terminate on the earlier of March 1, 2001 or seven months following a director's resignation. Under the Fingerhut Companies, Inc. Directors' Retainer Stock Deferral Plan, non-employee directors may elect to have all or a portion of the annual retainer for service on the Board of Directors paid in the form of shares of Common Stock. The payment may be deferred, in which case directors who elect to defer their retainer will have their deferred stock accounts credited with the number of shares equal to the deferred retainer amount divided by the market price of the Common Stock on the date the retainer was otherwise payable.

                        TOTAL SHAREHOLDER RETURN INDEX

The following graph compares the cumulative total shareholder return on the Company's Common Stock ("FHT") since December 31, 1991, with the cumulative total return for the Standard & Poor's 500 Stock Index ("SP500") and the Dow Jones Retailers Broadline Index ("DJRTB") over the same period, assuming the investment of $100 on December 31, 1991 and reinvestment of all dividends.

                                    [GRAPH]

       12/31/91     12/31/92     12/31/93     12/31/94     12/31/95     12/31/96

FHT      $100         $107         $200         $111         $101         $ 90
SP500    $100         $108         $118         $120         $165         $203
DJRTB    $100         $116         $111         $ 94         $106         $121

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Compensation Committee") consists of John M. Morrison, Edwin C. Gage, Stanley S. Hubbard and Kenneth A. Macke, each of whom is not an employee of the Company. A subcommittee (the "Subcommittee") of the Compensation Committee currently composed of Messrs. Morrison, Hubbard and Macke (each a "Non-Employee Director" as defined in Rule 16b-3 of the Securities Exchange Act of 1934) approved the grant of all stock options and other stock-based long-term incentive compensation pursuant to the Company's existing stock option and incentive plans during 1996. All references to "Compensation Committee" set forth herein shall be deemed to include the Subcommittee described above.

     COMPENSATION POLICIES. The Company's current executive compensation policies are intended to achieve three basic goals: (i) allow the Company to attract and retain the highest caliber executives; (ii) provide compensation programs that reward individual and corporate performance and motivate executives to achieve strategic corporate goals for both short-term and long-term financial results; and (iii) align the interests of executives with the interests of the Company's long-term shareholders through stock-based awards.

     The Compensation Committee believes that the most effective executive compensation program is one that provides incentives to achieve both current and longer-term strategic goals, with the ultimate objective of enhancing shareholder value. Accordingly, the Compensation Committee believes executive compensation should be comprised of both short-term cash-based programs that reward achievement of individual and Company-specific goals and long-term equity-based incentives that reward executives when the Company's Common Stock price increases for all shareholders.

     The annual compensation mix provides for base salaries, as well as the opportunity to receive annual bonuses that are linked directly to financial performance of the Company and, to varying extents, to individual performance. This permits the Company to attract and retain talented executives, but makes a substantial portion of an executive officer's annual compensation dependent on the Company's performance.

     The Company provides long-term equity-based compensation generally through participation in the Fingerhut Companies, Inc. Stock Option Plan (the "Stock Option Plan) and the Fingerhut Companies, Inc. 1995 Long-Term Incentive and Stock Option Plan (the "1995 Stock Option Plan"). This assures that key employees have a meaningful stake in the Company, the ultimate value of which is dependent on the Company's long-term stock price appreciation, and that the interests of employees are aligned with those of the shareholders.

     In 1996, the Compensation Committee directed the Company to retain an outside compensation consultant to review the Company's compensation programs and recommend a total compensation strategy. The consultant compared the Company's salaries, bonus plans and long-term incentives to those of a group of mail order, direct selling and retail companies with revenues of $1-to-4.5 billion. A compensation strategy was proposed to: (i) target salaries at competitive median levels, (ii) target bonus opportunities to provide total annual cash compensation (salary plus bonus) that is aligned with relative performance -- top quartile pay for top quartile financial performance, median pay for median financial performance and below median pay for below median financial performance and (iii) set annualized long-term incentive award opportunities at market levels and tie them to shareholder value creation. The consultant's report was completed in December 1996. The principles agreed upon by the Compensation Committee will guide the Compensation Committee's decisions beginning with 1997.

     POLICY ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), limits the tax deduction to $1 million per year for compensation paid to the executive officers named in the "Summary Compensation Table" unless certain requirements are met. The Compensation Committee has carefully considered these requirements and the regulations and has structured its programs so that bonus compensation and gains from exercises of Company stock options will be exempt from the deduction limitations. The Compensation Committee's present intention is to structure compensation to be tax deductible; however, it retains the right to authorize compensation that does not qualify for income tax deductibility.

     SALARIES. Salaries generally are intended to be competitive with the median salaries paid by corporations similar in size to the Company, as indicated in independent salary surveys. The Company competes for talented executives with a wide variety of corporations, which are not necessarily the same as those referenced in the performance graph. Recently recruited executive officers' base salaries reflect their positions and experience, as well as the compensation package required to attract them to the Company in light of market factors. Executive officer salaries are not based on the Company's performance. Annual merit increases are based on a subjective evaluation of an officer's performance. As part of the annual budget process, the Company sets company-wide guidelines for merit salary increases. These guidelines provided for 3.6% average department-wide merit increases for exempt employees' salary reviews effective during 1996. A majority of the executive officers received salary increases in excess of the guidelines, including some increases related to the assumption of additional responsibilities. The Compensation Committee increased the Chief Executive Officer's 1996 salary to $660,000, effective April 29, 1996, from $600,000 in 1995.

     ANNUAL INCENTIVE COMPENSATION. A significant portion of the executive officers' compensation is at risk each year in the form of variable annual incentive bonuses under the Fingerhut Companies, Inc. and Subsidiaries Key Management Incentive Bonus Plan for Designated Corporate Officers (the "Bonus Plan") or the Fingerhut Companies, Inc. Annual Incentive Bonus Plan (the "Annual Incentive Bonus Plan").

     BONUS PLAN. The Bonus Plan is approved annually by the Compensation Committee and is intended to provide incentives to management to achieve or exceed the Company's financial goals for that year. All executive officers other than the Chief Executive Officer, as well as all vice presidents and other management level employees, participated in the 1996 Bonus Plan. The 1996 Bonus Plan formula had four components: paid base salary, targeted bonus percentage (based on job level), the Company performance factor and individual performance objectives. The proportion of the targeted bonus based on the Company's financial performance ranged from 50% for vice presidents to 65% for senior executive officers other than the Chief Executive Officer. The 1996 Bonus Plan established target and maximum bonuses of 75% and 97.5%, respectively, of paid base salary for vice presidents, 100% and 130%, respectively, for senior vice presidents and 125% and 162.5%, respectively, of paid base salary for other senior executives. The Company performance factor was based on the Company's 1996 earnings per share and resulted in a 0% company performance factor. None of the Senior Vice Presidents received a 1996 bonus under the Bonus Plan. One executive officer received a hiring bonus at the time of his employment with the Company in 1996. Vice Presidents received partial bonuses relating to their individual performance objectives.

     An executive officer who is the chief executive officer of Metris Companies Inc. ("Metris"), an 83% owned subsidiary of the Company, had a company performance factor based on Metris' 1996 pre-tax earnings, which resulted in the maximum payout. In addition, the Compensation Committee granted this officer a president's award.

     ANNUAL INCENTIVE BONUS PLAN. The Company wishes to ensure that bonuses paid to executive officers satisfy the requirements for deductibility under Section 162(m) of the Internal Revenue Code. Therefore, the Compensation Committee adopted the Annual Incentive Bonus Plan, which was approved by the shareholders in 1994. The Subcommittee (as described above) administers the Annual Incentive Bonus Plan, determines the annual participation and performance targets, and approves all bonuses paid to executive officers of the Company pursuant to the plan. All of the members of the Subcommittee are "outside directors" as defined in the regulations promulgated under Section 162(m) of the Internal Revenue Code. The Chief Executive Officer was the only 1996 participant. As with the Bonus Plan, the Annual Incentive Bonus Plan used a Company performance schedule based on the Company's 1996 earnings per share. It provided for a target bonus of 125% of paid base salary and a maximum bonus of 162.5% of paid base salary, calculated solely on the Company's 1996 earnings per share. The Chief Executive Officer received no 1996 bonus, because the Company's 1996 earnings per share were below the threshold established for the 1996 performance schedule.

     LONG-TERM INCENTIVE COMPENSATION. The Company's stock-based incentive plans are designed to align a significant portion of the executive compensation program with long-term shareholder interests. The Compensation Committee grants stock options to executive officers and other key employees when they commence employment with the Company or when they are promoted. The number of shares covered by a grant reflects the level of job responsibility and, in some cases, subjective factors based on recommendations of the Chief Executive Officer. In addition, the Compensation Committee has a program of annual grants.

     1995 STOCK OPTION PLAN. The 1995 Stock Option Plan permits a variety of stock-based grants and awards and gives the Committee flexibility in tailoring its long-term compensation programs. During 1996, the Compensation Committee granted nonqualified stock options and restricted stock under the 1995 Stock Option Plan.

     STOCK OPTION PLAN. The Stock Option Plan permits grants of incentive stock options and non-qualified stock options, although the Compensation Committee has granted only non-qualified options. These options are granted with an exercise price at the fair market value on the grant date, vest over a five-year period and expire after ten years.

     In 1995 and early 1996, the Company experienced high management turnover. In order to improve retention, in February 1996 the Compensation Committee awarded a total of 368,746 shares of restricted stock to executive officers, non-executive officers and director-level employees. Of these shares, 167,838 shares were awarded to the executive officers, including 43,636 shares awarded to the Chief Executive Officer. Restricted stock was used to provide a long-term incentive award with immediate value to increase retention. The number of shares awarded was a percent of the individual's salary with the applicable percent determined by grade level based on input from an independent outside compensation consultant. The restricted stock vests 25% on March 31, 1996, 25% on March 31, 1997 and 50% on August 31, 1998. The Company provided tax reimbursement payments with respect to the initial vesting of the restricted stock.

     In July 1996, the Compensation Committee granted a total of 652,481 nonqualified stock options under the 1995 Option Plan and the Stock Option Plan to substantially all executive officers other than the Chief Executive Officer, all non-executive officers and all director and manager level employees under the annual grant program. In connection with this grant, executive officers were granted a total of 167,000 options, substantially all under the Stock Option Plan. The number of shares covered by the option grants was determined based on the recommendations of an independent outside compensation consultant, which based its recommendations on a study of comparable firms in the Company's industry.

     The Board of Directors approved an amendment to the 1995 Stock Option Plan to increase the maximum shares available for awards or grants by 2,000,000 shares (from 2,250,000 to 4,250,000), subject to shareholder approval at the Annual Meeting.

     METRIS OPTIONS. Substantially all of the Company's executive officers, including all of the named executive officers, were granted options to purchase the common stock of Metris Companies Inc. ("Metris"), an 83% owned subsidiary of the Company. These options were granted by the Metris compensation committee in connection with Metris' initial public offering. The grant to the Chief Executive Officer followed the same methodology as the Fingerhut grants. In March 1994, the Compensation Committee granted Ronald N. Zebeck a tandem option for either a 3.3% equity interest in the Company's financial services business (now conducted by Metris) or shares of Common Stock. In connection with Metris' initial public offering in 1996, Metris assumed the Company's obligations with respect to the equity interest in Metris and converted that interest into options to purchase 656,075 shares of Metris common stock. The option exercise price, vesting and option term were calculated under the tandem agreement.


JOHN M. MORRISON      EDWIN C. GAGE      STANLEY S. HUBBARD      KENNETH A MACKE
Chairman              Member             Member                  Member
Compensation          Compensation       Compensation            Compensation
 Committee             Committee          Committee               Committee


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The members of the Compensation Committee are Edwin C. Gage, Stanley S. Hubbard, Kenneth A. Macke and John M. Morrison. Richard M. Kovacevich was a member of the Compensation Committee until February 1997. During 1996, the Company leased telemarketing and warehouse space from Carlson Real Estate Company, a partnership owned by various members of the immediate family of Edwin
C. Gage, including Mr. Gage. Rental expense for 1996 under these leases was approximately $603,000. The Company believes the terms of the leases are at least as favorable to the Company as it could have received from an unrelated third party. The annual rental amount is not material to either the Company or Carlson Real Estate Company.

     For a number of years, the Company has had regular banking relationships with Norwest Bank Minnesota, N.A. ("Norwest Bank"), a subsidiary of Norwest Corporation. Richard M. Kovacevich, who was a member of the Compensation Committee until February 1997, is President and Chief Executive Officer of Norwest Corporation. Norwest Bank is one of the lending banks and is a letter of credit issuing bank under the Company's revolving credit and letter of credit facility and is also the registrar and transfer agent with respect to the Common Stock. In addition, the Company and its subsidiaries maintain a number of depository and checking accounts with Norwest Bank and its affiliates. The Company paid Norwest Bank approximately $1,941,000 with respect to these services and relationships for 1996. The Company believes the terms of the various banking relationships, and the fees paid, are at least as favorable to the Company as it could have received from an unrelated third party. The amount paid is not material to either the Company or Norwest Corporation.

                            EXECUTIVE COMPENSATION

The following table sets forth cash and noncash compensation for each of the last three fiscal years to the Chief Executive Officer and each of the four other most highly compensated executive officers who were serving as executive officers at December 27, 1996:

                          SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION                        AWARDS
                                                                                     RESTRICTED     SECURITIES
                                                                    OTHER ANNUAL       STOCK        UNDERLYING      ALL OTHER
                                                                    COMPENSATION       AWARDS        OPTIONS       COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR     SALARY($)     BONUS($)        ($)(a)          ($)(b)          (#)            ($)(c)
Theodore Deikel                 1996     $640,385      $      0       $627,348        $599,995        275,000(d)    $ 15,300
 Chief Executive Officer        1995     $576,814      $519,132       $530,797               0        250,000       $ 16,500
                                1994     $542,971      $      0       $433,873               0              0       $ 15,900
Ronald N. Zebeck(e)             1996     $387,773      $600,000       $ 79,281        $290,084        656,075(d)    $ 15,300
 Chief Executive Officer        1995     $358,481      $478,348       $ 37,668               0        105,000       $ 16,500
 Metris Companies Inc.          1994     $275,962      $211,735       $ 53,060               0         75,000       $790,500
James B. Moran                  1996     $314,939      $      0       $109,683        $235,373         30,000(d)    $ 15,300
 Senior Vice President,         1995     $290,882      $261,793       $ 57,444               0         50,000       $ 16,500
 Operations                     1994     $284,000      $ 72,303       $ 52,427               0              0       $ 15,900
Andrew V Johnson                1996     $261,302      $      0       $ 90,428        $186,478         30,000(d)    $ 15,300
 Senior Vice President,         1995     $227,067      $163,489       $ 48,592               0         50,000       $ 16,500
 Marketing                      1994     $204,269      $ 40,854       $ 43,612               0              0       $ 15,900
Michael P. Sherman(f)           1996     $163,462      $125,000       $172,824        $      0        140,000(d)    $164,506
 Senior Vice President,         1995           --            --             --              --             --              --
 General Counsel                1994           --            --             --              --             --              --

(a) Amounts represent perquisites or other personal benefits, cash payments designated as an auto allowance, tax reimbursement payments and cash payments under the Fingerhut Corporation Profit Sharing Excess Plan. In accordance with rules of the Securities and Exchange Commission, perquisites and other personal benefits totaling less than $50,000 or 10% of a named executive officer's salary and bonus for a given year have been omitted. The perquisites or other personal benefits that exceed 25% of the amounts listed in this column for any named executive officer are: $415,436 for 1996, $416,019 for 1995 and $327,482 for 1994 for interest paid by the Company on Mr. Deikel's loan to pay the income tax liability on his 1992 stock exercise as described below under "Arrangements with Management." The 1996 amount for Mr. Sherman includes tax reimbursement payments related to his relocation expenses.

(b) The Company awarded restricted stock to the named executives on February 14, 1996, with the following vesting schedule: 25% of the shares vested on March 31, 1996 (with additional transfer restrictions until August 1996) and, subject to continued employment, 25% will vest on March 31, 1997 and the remaining 50% will vest on August 31, 1998. The number of shares awarded were: Theodore Deikel, 43,636 shares; Ronald Zebeck, 21,097 shares; James Moran, 17,118 shares; Andrew Johnson, 13,562 shares; and Michael Sherman, 0 shares. The Company pays dividends on both the vested and unvested portion of the restricted stock. The number of shares and value of aggregate restricted stock holdings of the named executive officers at December 27, 1996 were: Theodore Deikel, 43,636 shares, $512,723; Ronald Zebeck, 21,097 shares, $247,890; James Moran, 17,118 shares, $201,137;
     Andrew Johnson, 13,562 shares, $159,354; and Michael Sherman, 0 shares.

(c) Amounts disclosed in this column, except as to Mr. Sherman for 1996 and Mr. Zebeck for 1994, represent only amounts contributed under the Fingerhut Corporation Profit Sharing Plan. The 1996 amount for Mr. Sherman consisted solely of relocation related expenses as he was not eligible to participate in the Profit Sharing Plan in that year. The 1994 amount for Mr. Zebeck consisted of the amount paid to him as a signing payment and to cover expenses incurred in connection with his relocation to Minnesota.

(d)  Includes options to purchase the common stock ("Metris Common Stock") of
     Metris: 275,000 for Mr. Deikel, 656,075 for Mr. Zebeck and 5,000 for each of Messrs. Moran, Johnson and Sherman. The options granted to Mr. Zebeck reflect the conversion of the financial services business equity portion of his 1994 tandem option agreement to options to purchase Metris common stock. These options were granted by the Metris compensation committee.

(e) Mr. Zebeck commenced employment with a subsidiary of Metris in March 1994. As part of his offer of employment, he was guaranteed a 1994 bonus of at least 75% of his paid base salary. Mr. Zebeck's compensation is paid by Metris and, following the October 1996 initial public offering, determined by the Metris compensation committee.

(f) Mr. Sherman commenced employment with the Company in May 1996. As part of his offer of employment, he received a hiring bonus at the time of his employment with the Company.

     PENSION PLAN. Fingerhut Corporation maintains a noncontributory defined benefit plan (the "Pension Plan") for substantially all of its nonunion employees (and the nonunion employees of certain of the Company's other subsidiaries) who have completed at least one year of service. Under the Pension Plan, the current service pension credit of a participant for each year is equal to the sum of .82% of his or her certified earnings not in excess of Social Security covered compensation for that plan year and 1.40% of the balance of his or her certified earnings for that year. Retirement benefits under the Pension Plan are the sum of the pension credits for each year of service. Participants are 100% vested after completion of at least five years of service or if they are at least age 65 upon termination of employment. The Pension Plan also provides reduced early retirement benefits for participants who have attained age 55 and have at least five years of service. In addition, the Company adopted a nonqualified supplemental pension plan to provide certain officers the benefits that would be payable under the Pension Plan but for the reduction in the limitation on compensation imposed by Internal Revenue Code section 401(a)(17) and based on the limitation in effect under Code section 415(b)(1)(A). The estimated combined annual benefit payable at age 65 for the named executives under the qualified plan and the nonqualified plan is: Mr. Deikel, $66,474; Mr. Zebeck, $46,655; Mr. Moran, $52,185; Mr. Johnson, $89,196;
and Mr. Sherman, $65,004.


     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Compensation Committee adopted on February 14, 1996, a Supplemental Executive Retirement Plan (the "SERP") that covers officers or other senior management employees of the Company selected for participation by the Compensation Committee. Under the SERP, the Company will pay a benefit to a participant whose employment relationship with the Company is completely severed either (a) at or after age 65 with five years of service or
(b) at or after age 55, if the participant has five years of service and the sum of the participant's age and years of service equals at least 70. Service includes service to the Company and its affiliates, and any other service the Compensation Committee in its discretion recognizes. The annual retirement benefit payable under the SERP equals 60% of the average of the participant's highest three salary and bonus years with the Company or its affiliates, multiplied by a fraction (not greater than one) equal to (x) the participant's years of service over (y) 30, and subtracting the offset. The offset is the sum of (i) the participant's Social Security benefit, (ii) the amount of the participant's benefit from the Fingerhut Corporation Pension Plan and the Fingerhut Corporation Pension Excess Plan, (iii) 75% of the participant's balance in the Fingerhut Corporation Profit Sharing Plan, (iv) the dollars credited or paid to the participant under the Fingerhut Corporation Profit Sharing Excess Plan and (v) 15% of the dollar amount by which the value of capital stock of the Company that the participant has received under the Company's compensation programs, and owns on or after January 1, 1996, exceeds 200% of such stock's value at the time of its acquisition by the participant, but disregarding the value of such stock in excess of 300% of its acquisition value, and excluding stock that the participant acquires and disposes of substantially simultaneously for the purpose of exercising options. Upon a change in control of the Company, a termination of the participant's employment would be deemed to have occurred and, for purposes of determining eligibility for benefits, a participant who is at least 65 years old would be deemed to have completed five years of service. If a participant dies before the participant's employment terminates, the death will be treated as a termination of employment and the participant will be deemed to have completed five years of service. Payments under the SERP will be in the form of a single lump sum that is the actuarial equivalent of annual benefits payable, to be made as soon as practicable after the end of the year in which employment ends. The estimated annual benefits payable under the Plan upon retirement at age 65 for the Chief Executive Officer and each of the other four named executive officers, are as follows: Mr. Deikel, $354,752; Mr. Zebeck, $153,374; Mr. Moran, $30,380; Mr.
Johnson, $0; and Mr. Sherman, $0. One actuarial assumption underlying these estimates is that these officers will remain participants in the SERP. Mr. Zebeck, as Chief Executive Officer of Metris, will no longer be a participant eligible for benefits if Metris ceases to be a subsidiary of the Company. The estimates are also based on the assumptions that current salaries remain unchanged and that the Company will continue to grant stock options to its executives in a manner consistent with its historical practice.

     The following table shows information concerning stock options granted by the Company and Metris during the fiscal year ended December 27, 1996, for the named executive officers.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                   INDIVIDUAL GRANTS
                       NUMBER OF
                       SECURITIES       % OF TOTAL
                       UNDERLYING         OPTIONS                                         GRANT DATE
                        OPTIONS         GRANTED TO       EXERCISE PRICE    EXPIRATION       PRESENT
NAME                   GRANTED(#)    EMPLOYEES IN 1996     ($/SHARE)          DATE        VALUE($)(a)
Theodore Deikel        275,000(b)          21.1%            $16.00          10/24/06      $1,810,655
Ronald N. Zebeck       656,075(c)          50.4%            $ 2.76           3/21/04      $9,214,573
James B. Moran          25,000(d)           2.7%            $13.50           8/25/06      $  189,838
                         5,000(e)           0.4%            $16.00          10/24/06      $   32,921
Andrew V Johnson        25,000(d)           2.7%            $13.50           8/25/06      $  189,838
                         5,000(e)           0.4%            $16.00          10/24/06      $   32,921
Michael P. Sherman     110,000(d)          11.8%            $12.875          6/06/06      $  835,285
                        25,000(d)           2.7%            $13.50           8/25/06      $  189,838
                         5,000(e)           0.4%            $16.00          10/24/06      $   32,921

(a) These dollar amounts are the result of calculations of the present value of the grant at the date of grant using the Black-Scholes option pricing method. For the Company's Common Stock, the following weighted-average assumptions were used: 1.1% dividend yield, 44.32% expected volatility, 6.65% risk-free interest rate and 7.38 expected lives. For the Metris Common Stock, the model used the following assumptions: 0.17% dividend yield, 25.1% expected volatility, 6.48% risk-free interest rate and 6.5 years expected lives (7.0 years for the options granted to Mr. Zebeck). Although Mr. Zebeck's grant was the result of the conversion of a portion of his 1994 tandem option agreement, the grant date present value was calculated as if it were granted on October 24, 1996. See note (c) below. The actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the Metris Common Stock.

(b) These options were granted by Metris under the Metris Companies Inc. Long-Term Incentive and Stock Option Plan. They are 100% vested. The percent is of the total options granted by Metris in 1996.

(c) These options were granted under the Metris Companies Inc. Long-Term Incentive and Stock Option Plan in connection with Metris' initial public offering and reflected the conversion of Mr. Zebeck's 1994 tandem option agreement for equity in the Company's financial services business (now Metris) to options for Metris Common Stock. The exercise price was determined under the 1994 tandem option agreement. The market price of Metris Common Stock was $16.00 on the date the tandem option was converted to Metris options. These options vested 25% each on March 21, l995 and 1996, respectively, and 23.74% on March 21, 1997, and will vest 23.75% on March 21, 1998, and the remaining 2.51% on March 21, 1999. These options will terminate if he exercises any of the tandem Fingerhut options. The percent is of the total options granted by Metris in 1996.

(d) These options were granted under the Fingerhut Companies, Inc. Stock Option Plan and vest in 20% annual increments. The percent is of the total options granted by the Company in 1996.

(e) These options were granted by Metris under the Metris Companies Inc. Long-Term Incentive and Stock Option Plan. They vest 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date. The percent is of the total options granted by Metris in 1996.

     The following table indicates for each of the named executives information concerning stock options exercised during 1996 and the number and value of exercisable and unexercisable in-the-money options as of December 27, 1996.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION VALUES

                                                                            VALUE OF
                                                          NUMBER OF       UNEXERCISED
                                                         UNEXERCISED      IN-THE-MONEY
                                                         OPTIONS AT        OPTIONS AT
                                                         12/27/96(#)     12/27/96($)(a)
                                                        -------------    --------------
                     SHARES ACQUIRED       VALUE        EXERCISABLE/      EXERCISABLE/
NAME                 ON EXERCISE(#)     REALIZED($)     UNEXERCISABLE    UNEXERCISABLE
----                 --------------     -----------     -------------    -------------
Theodore Deikel            --               --            4,502,535       $24,993,062
                                                            166,667       $        --
Ronald N. Zebeck           --               --              344,703       $ 6,967,506
                                                            361,372       $ 6,967,527
James B. Moran             --               --              102,666       $        --
                                                             38,334       $    40,000
Andrew V Johnson           --               --               74,166       $   361,963
                                                             63,334       $    40,000
Michael P.
Sherman                    --               --                   --       $        --
                                                            140,000       $    40,000

(a) The value of unexercised in-the-money options represents the aggregate difference between the market value on December 27, 1996, based on the closing price of the Common Stock as reported on the New York Stock Exchange or the closing price of Metris common stock as reported on the Nasdaq National Market, as the case may be, and the applicable exercise prices.

     ARRANGEMENTS WITH MANAGEMENT. In consideration of Mr. Deikel's agreement to exercise stock options in December 1992, the Company agreed to pay Mr. Deikel additional compensation in an amount equal to the interest incurred on the loan taken out by him to fund the income tax liability incurred as a result of his exercise of the stock options, although not to pay a "tax gross up" on the amount of the additional compensation. The Company will pay such compensation until December 21, 1999, whether or not Mr. Deikel is an officer, director or employee of the Company. The proceeds of any sales of the shares acquired in the option exercise will be deemed to repay the loan and reduce the Company's obligation.

     CHANGE OF CONTROL ARRANGEMENTS. The Company has entered into Change of Control Severance Agreements (each, a "Severance Agreement") with certain executive officers of the Company, including the named executive officers, which provide for an initial 15-month term that is extended to a date that is the one year anniversary of a "Change of Control" or "Imminent Change of Control" event (as defined in the Severance Agreement). Each Severance Agreement provides to eligible executive officers guaranteed salaries, bonuses, benefits and severance payments upon the occurrence of certain terminations of employment during the two-year period following a Change of Control event. Each Severance Agreement states that, upon the occurrence of a Change of Control event, each applicable executive officer will be paid an annual salary at least equal to 12 times such officer's highest monthly base salary paid during the 12 month period prior to the Change of Control event (the "Guaranteed Base Salary"). In addition, such executive officer will be entitled to receive a bonus payment in an amount calculated as if such officer achieved all performance goals as set forth in a Company bonus plan or arrangement or, alternatively, a higher amount based on such officer's actual performance under any existing Company bonus plan or arrangement (the "Guaranteed Bonus"). Such executive officer will also be entitled to participate in all Company welfare benefit, incentive, savings and retirement plans and to receive other Company fringe benefits on terms no less favorable than the most favorable terms offered to other executive officers as in effect during the 90 day period preceding to the date of the applicable Change of Control event. All outstanding stock options granted to the executive officer will become fully vested upon the occurrence of a Change of Control event or, to the extent such options are forfeited, the executive officer will be entitled to receive a cash payment equal to the aggregate difference between the fair market value of Company stock underlying such forfeited options and the exercise price to purchase such stock.

     Each Severance Agreement provides that eligible executive officers will be entitled to receive severance payments upon (i) termination of employment by the Company for reasons other than "Cause" (as defined in the Severance Agreement),
(ii) termination of employment by such executive officer for "Good Reason" (as defined in the Severance Agreement) or (iii) termination of employment by such executive officer at any time during the thirteenth month following the date of the applicable Change of Control event. Eligible executive officers will be entitled to receive (a) an amount equal to the Guaranteed Base Salary and accrued vacation through the applicable termination date, (b) a lump sum payment in cash equal to three times the officer's Guaranteed Base Salary plus the highest Guaranteed Bonus paid to such officer during the preceding two years,
(c) a pro rata Guaranteed Bonus for the year of termination, (d) all deferred amounts under any Company nonqualified deferred compensation or pension plan, together with accrued but unpaid earnings thereon, (e) an amount equal to the unvested portion of the executive officer's accounts, accrued benefits or payable amounts under any qualified plan, and certain pension, profit sharing and retirement plans maintained by the Company and (f) an amount equal to fees and costs charged by an outplacement firm retained by the executive officer to provide outplacement services unless the Company has paid such fees and costs directly to the outplacement firm. In addition, the Company has agreed, for a three year period following the applicable executive officer's termination date, to continue to provide to such executive officer certain welfare benefits including, but not limited to, medical, dental, disability, salary continuance, individual life and travel accident insurance on terms at least as favorable as provided to other executives during the 90 day period preceding the Change of Control event.

     Each Severance Agreement provides that the Company shall make an additional "gross up payment" to the applicable executive officer who receives payments in connection with the Severance Agreement to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code or any similar tax payable under federal, state or local law. The Company will not be able to deduct the entire amount of payments made by the Company to executive officers under the Severance Agreement that give rise to an excise tax imposed on all or a portion of such payments under Section 4999 of the Internal Revenue Code.

                                 PROPOSAL 2:
            APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

     The Fingerhut Companies, Inc. 1994 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") was adopted on March 23, 1994, and approved by the Company's shareholders on May 12, 1994. As originally approved, the Employee Stock Purchase Plan had 250,000 authorized shares. As of March 20, 1997, 938 employees were participating in the plan and all authorized shares of Common Stock had been purchased by plan participants. On October 24, 1996, the Compensation Committee and Board of Directors amended the Employee Stock Purchase Plan to authorize an additional 300,000 shares of Common Stock, subject to shareholder approval. The Board of Directors believes the Employee Stock Purchase Plan gives employees of the Company and certain subsidiaries an opportunity to share in the ownership of the Company, and a strong incentive to work for its continued success, by providing them with a convenient means for regular and systematic purchases of the Common Stock. The Employee Stock Purchase Plan is only available to employees who are not vice presidents or more senior officers. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE PROPOSAL TO AMEND THE EMPLOYEE STOCK PURCHASE PLAN. The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the Annual Meeting will be necessary to amend the Employee Stock Purchase Plan.

     No benefits will be received by any of the named executive officers, any executive officers, any non-executive officers or any directors as such individuals are not eligible to participate in the Employee Stock Purchase Plan.

     It is intended that the Plan, as amended, continue to be an "employee stock purchase plan" as defined in Section 423(b) of the Internal Revenue Code and the regulations promulgated thereunder.

SUMMARY OF THE EMPLOYEE STOCK PURCHASE PLAN

     ELIGIBILITY; PARTICIPATION. All employees of the Company or any participating affiliate will be eligible to participate in the Employee Stock Purchase Plan, except employees who are both "highly compensated" employees pursuant to Section 423(b)(4)(D) of the Internal Revenue Code and a vice president or more senior officer of the Company or a participating affiliate with compensation in excess of $75,000. The Company employed approximately 9,500 persons as of March 20, 1997, who would be eligible as a class to participate in the Employee Stock Purchase Plan. The Employee Stock Purchase Plan is voluntary. Eligible employees participate by filing with the Company, in accordance with the applicable procedures, a form authorizing regular payroll deductions from eligible compensation, which includes base salary, overtime, shift differential, and/or other regular payments, but not bonuses, expense reimbursement, deferred compensation, or other non-regular payments. A participant may withdraw from the Employee Stock Purchase Plan, in accordance with the applicable procedures, whereupon no further payroll deductions will be made. A participant who withdraws from the Plan may elect to participate in a subsequent purchase period, if then eligible, in accordance with applicable procedures.

     PURCHASE OF SHARES. On each quarterly investment date, each participant will be offered the right to purchase and shall be deemed, without any further action, to have purchased, the number of whole and fractional shares of Common Stock determined by dividing the amount of payroll deductions in his or her stock purchase account by the applicable purchase price, unless the participant has requested, in accordance with the applicable procedures, the distribution of such amount in cash. The purchase price for shares of Common Stock on any investment date will be 90% of the fair market value of the Common Stock on the first or last business day (whichever is lower) of the purchase period to which the investment date relates; provided, however, that if the Company's earnings per share for the fiscal quarter ending immediately before the investment date is greater than for the comparable fiscal quarter in the prior year, the purchase price for each share of Common Stock will be 85% of the fair market value of the Common Stock on the first or last business day (whichever is lower) of the purchase period to which the investment date relates. Shares purchased under the Employee Stock Purchase Plan will be deposited in broker accounts established for the participants.

     LIMITATIONS. No participant may purchase more than 1,000 shares of Common Stock under the Employee Stock Purchase Plan in any purchase period or more than $25,000 in fair market value of stock under the Employee Stock Purchase Plan and all other employee stock purchase plans (if any) of the Company and its affiliates in any calendar year. No employee may purchase Common Stock under the Employee Stock Purchase Plan if such employee, immediately after such a right to purchase is granted, would own, directly or indirectly, within the meaning of
Section 423(b)(3) and Section 424(d) of the Internal Revenue Code, 5% or more of the total combined voting power or value of all classes of the capital stock of the Company.

     STOCK SUBJECT TO THE PLAN. The Common Stock to be issued and sold under the Employee Stock Purchase Plan may be authorized but unissued shares or shares purchased in the market. As amended and subject to shareholder approval, the aggregate number of shares of Common Stock to be sold under the Plan will not exceed 550,000 shares, subject to adjustment in the event of changes to the Company's capitalization.

     AMENDMENT; TERMINATION. The Compensation Committee may amend or terminate the Employee Stock Purchase Plan at any time. No amendment or termination that would cause it to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Internal Revenue Code or permit the issuance of Common Stock before payment in full will be effective without shareholder approval. The Plan will automatically terminate when the maximum shares of Common Stock have been sold.

     ADMINISTRATION. The Employee Stock Purchase Plan will be administered by the Compensation Committee, which may delegate the authority to administer the Plan to officers and employees of Fingerhut Corporation. The Committee has authority to adopt such rules and regulations for administering the Plan as it may deem appropriate and to determine whether all or any part of the Common Stock acquired thereunder shall be subject to restrictions on the transferability thereof or any other restrictions affecting in any manner a participant's rights with respect thereto but any such restrictions shall be contained in the form by which a participant elects to participate in the Plan.

     FEDERAL TAX CONSEQUENCES. The following is a summary of the principal federal income tax consequences of the acquisition of shares under the Employee Stock Purchase Plan. At the time Common Stock is acquired, a participant will not recognize ordinary income and the Company will not be entitled to a compensation deduction. The tax consequences to a participant upon a disposition of shares acquired under Employee Stock Purchase Plan will depend upon how long the shares have been held. The Company will be entitled to a tax deduction equal to the amount by which the fair market value of the shares at the time of their acquisition by a participant exceeds the purchase price therefor when a participant sells such shares less than two years after the first day of a purchase period or less than one year after the last day of the purchase period in which such shares were purchased. If the amendment is not approved by the shareholders, participants will recognize ordinary income (and the Company will have a corresponding tax deduction) with respect to any shares purchased in excess of the shares originally approved for the Employee Stock Purchase Plan.

                                 PROPOSAL 3:

   APPROVAL OF AMENDMENT TO 1995 LONG-TERM INCENTIVE AND STOCK OPTION PLAN

     The Fingerhut Companies, Inc. 1995 Long-Term Incentive and Stock Option Plan (the "1995 Stock Option Plan) was adopted on March 22, 1995 and approved by the shareholders on May 18, 1995. As originally adopted, it provides that up to 2,500,000 shares of Common Stock, subject to adjustment in certain circumstances, are available for awards of stock options or other stock-based awards to certain key employees of the Company and its subsidiaries. As of March 20, 1997, 1,967,242 options or awards have been granted and are outstanding under the 1995 Stock Option Plan, and 89,148 shares are available for grants. On February 4, 1997, the Board of Directors approved an amendment to increase the maximum number of shares under the 1995 Stock Option Plan by 2,000,000 shares. The closing price of Common Stock on March 20, 1997 as reported on the New York Stock Exchange composite tape, was $14.625 per share.

     The Board of Directors believes stock options and stock-based awards are a valuable method for the Company to attract, retain and develop key management employees capable of assuring the future success of the Company, to offer such employees additional incentives to put forth maximum efforts for the success of the business, and to afford them an opportunity to acquire a proprietary interest in the Company through stock options and stock-based awards. In particular, stock options are an important component in the compensation package required to recruit management-level employees. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE PROPOSAL TO APPROVE THE AMENDMENT TO THE 1995 STOCK OPTION PLAN. The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the Annual Meeting will be necessary for approval.

SUMMARY OF THE 1995 STOCK OPTION PLAN
     The 1995 Stock Option Plan will be administered by the Compensation Committee of the Board of Directors, the composition of which will satisfy the requirements of Section 162(m) of the Internal Revenue Code. The Compensation Committee has the authority, subject to the terms of the plan, to determine the employees to whom awards are granted, the type of option or award, the number of shares of Common Stock with respect to such options or awards and the terms of such options or awards, including the purchase or exercise price, vesting periods (and the authority to accelerate vesting) and expiration dates. The 1995 Stock Option Plan permits the Compensation Committee to grant options that are either nonqualified stock options or incentive stock options ("ISOs") that qualify under Section 422A of the Internal Revenue Code, as well as stock appreciation rights, restricted stock or performance awards and provides flexibility in structuring long-term incentive programs to best meet the Company's needs.

     The Compensation Committee has the authority to determine the exercise prices, vesting dates or conditions, expiration dates and other material conditions upon which options or awards may be exercised, except that the option price for ISOs may not be less than 100% of the fair market value of the Common Stock on the date of grant (and not less than 110% of the fair market value in the case of an ISO granted to any employee owning more than 10% of the Common Stock (a "Ten Percent Employee")) and the term of nonqualified stock options may not exceed 15 years from the date of grant (not more than 10 years for ISOs and five years for ISOs granted to a Ten Percent Employee). Full or part-time employees, consultants or independent contractors to the Company or one of its subsidiaries are eligible to receive nonqualified options and awards (only full or part-time employees in the case of ISOs). As of March 20, 1997, the Company and its subsidiaries had approximately 9,500 employees and options or awards with respect to 1,967,242 shares have been granted and are outstanding under the 1995 Stock Option Plan. The total amount that may be granted in the future to any executive officer, the executive officer group, the non-employee Directors, or all other employees as a group is not determinable.

     The exercise price of shares being acquired under an option or award must be paid in full in cash at the time of exercise unless the Compensation Committee in its sole discretion permits payment by tendering to the Company shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the shares being acquired or by delivering the optionee's promissory note in such amount, which note shall provide for interest at a rate not less than the minimum rate required to avoid the imputation of income, original issue discount or a below-market rate loan pursuant to Sections 483, 1274 or 7872 of the Internal Revenue Code or any successor provisions thereto. At the time of exercise, the optionee must pay, or have withheld, the amount requested by the Company for the purpose of satisfying any liability to withhold federal or state income or other taxes. The Compensation Committee may permit a participant holding a nonqualified stock option or award to satisfy the tax obligation by withholding a portion of the shares otherwise to be delivered upon exercise with a fair market value equal to such taxes or by delivering to the Company shares of Common Stock already owned by the optionee with such value. In the case of an ISO, the right to make payment by tender of currently owned shares of Common Stock must be authorized at the time of grant.

     The 1995 Stock Option Plan authorizes the Compensation Committee, at its discretion, to grant a replacement (or reload) option to an optionee who tenders previously owned shares to pay all or a portion of the exercise price of stock options under the 1995 Stock Option Plan or any prior stock option plan of the Company. Such replacement or reload option would have as its exercise price the market price of the Common Stock on the date of exercise of the original option and cover the same number of shares as tendered by the participant in payment of the exercise price and, if applicable, the withholding taxes.

     The number or kind of shares issuable under the 1995 Stock Option Plan, or the number or kind of shares subject to, or the exercise price per share under, outstanding options may be adjusted in the event of certain corporate events affecting the Company's capital structure.

     The 1995 Stock Option Plan may be amended by the Board, but no amendment may be made without shareholder approval that, absent such approval would violate the rules of the New York Stock Exchange or any other securities exchange applicable to the Company or would cause the Company to be unable, under the Internal Revenue Code, to grant ISOs under the 1995 Stock Option Plan.

     The 1995 Stock Option Plan will terminate on March 31, 2005. No termination of the 1995 Stock Option Plan will alter or impair any of the rights or obligations of any person, without his or her consent, under any previously granted option or award.

     The following is a summary of the principal federal income tax consequences generally applicable to awards under the 1995 Stock Option Plan. The grant of an option is not expected to result in any taxable income for the recipient. Upon exercising a nonqualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction for the same amount. The tax consequences to an optionee upon a disposition of shares acquired through the exercise of an option will depend upon how long the shares have been held. Under the 1995 Stock Option Plan, the Compensation Committee may permit participants exercising stock options, subject to the discretion of the Compensation Committee and upon such terms and conditions as it may impose, to surrender shares of Common Stock previously owned by the optionee to the Company to satisfy federal and state tax obligations. Generally there will be no tax consequences to the Company in connection with disposition of shares acquired under an option.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following information concerning ownership of the Company's Common Stock is furnished as of March 20, 1997 (except as otherwise indicated) with respect to all persons known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 of the Securities and Exchange Commission, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days.

                                         NUMBER OF SHARES
NAME                                    BENEFICIALLY OWNED   PERCENT OF CLASS
----                                    ------------------   ----------------
Manning & Napier Advisors, Inc.
1100 Chase Square
Rochester, NY 14604                        5,835,342(1)            12.6%

The Equitable Companies Incorporated
787 Seventh Avenue
New York, NY 10019                         3,097,900(2)             6.7%

Pioneering Management Corporation
60 State Street
Boston, MA 02109                           2,690,000(3)             5.8%

ICM Asset Management, Inc.
601 W. Main Avenue
Spokane, WA 99201                          2,462,630(4)             5.3%

Theodore Deikel
4400 Baker Road
Minnetonka, MN 55343                       5,669,651(5)            11.3%


(1) Based on a Schedule 13G dated January 27, 1997 prepared by Manning & Napier Advisors, Inc.

(2) Based on a Schedule 13G dated February 12, 1997 prepared by The Equitable Companies Incorporated indicating that these shares are held by two of its subsidiaries, Alliance Capital Management L.P., an investment adviser (3,028,400 shares), and The Equitable Life Assurance Society of the United States (69,500 shares).

(3) Based on a Schedule 13G dated January 22, 1997 prepared by Pioneering Management Corporation.

(4) Based on a Schedule 13G dated February 10, 1997 prepared by ICM Asset Management.

(5) Includes 4,227,535 shares that Mr. Deikel has the right to acquire within 60 days of March 20, 1997 through the exercise of stock options. Share ownership shown does not include 3,841 shares held by Mr. Deikel's son, as to which he disclaims beneficial ownership.

     The following information concerning ownership of the Company's Common Stock and Metris Common Stock is furnished as of March 20, 1997 with respect to
(i) each of the current directors and nominees for director of the Company; (ii) each of the named executive officers and (iii) all directors and executive officers as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 of the Securities and Exchange Commission, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days.

                                                       COMMON STOCK                     METRIS COMMON STOCK
                                             --------------------------------    -------------------------------
                                              NUMBER OF SHARES     PERCENT OF     NUMBER OF SHARES     PERCENT OF
NAME                                         BENEFICIALLY OWNED      CLASS       BENEFICIALLY OWNED      CLASS
----                                         ------------------      -----       ------------------      -----
Theodore Deikel                                  5,669,651(1)         11.3%           275,000 (2)         1.4%
Wendell R. Anderson                                  5,000(4)         (3)                 --               --
Edwin C. Gage                                       41,900(4)(5)      (3)                 --               --
Stanley S. Hubbard                                   5,000(4)         (3)              1,000                 (3)
Kenneth A. Macke                                    15,000            (3)                 --               --
Dudley C. Mecum                                      6,000(4)         (3)              1,000                 (3)
John M. Morrison                                    50,000            (3)             11,500                 (3)
Andrew V Johnson                                    88,728(6)         (3)                 --               --
James B. Moran                                     129,784(6)         (3)                 --               --
Michael P. Sherman                                  22,500(6)         (3)              5,000                 (3)
Ronald N. Zebeck                                    39,762(6)         (3)            338,037(8)          1.7%
All directors and executive officers as a
group (15 persons)                               6,279,677(7)         12.4%(7)       646,037 (8)         3.3%

(1) Includes 4,227,535 shares that Mr. Deikel has the right to acquire within 60 days of March 20, 1997 through the exercise of stock options. Share ownership shown does not include 3,841 shares held by Mr. Deikel's son, as to which he disclaims beneficial ownership.

(2) Share ownership includes 275,000 shares that Mr. Deikel has the right to acquire within 60 days of March 20, 1997 through the exercise of stock options but does not include 9,000 shares held by Mr. Deikel's son, as to which he disclaims beneficial ownership.

(3)  Less than 1% of the outstanding shares.

(4) The numbers of shares beneficially owned by each of Messrs. Anderson, Gage, Hubbard and Mecum include 5,000 shares that such directors have the right to acquire within 60 days of March 20, 1997 through the exercise of stock options.

(5) Share ownership shown does not include 6,900 shares held by Mr. Gage's wife, as to which he disclaims beneficial ownership.

(6) The numbers of shares beneficially owned by each of Messrs. Johnson, Moran, Zebeck and Sherman include 74,166, 102,666, 16,666 and 22,000 shares, respectively, that such officers have the right to acquire within 60 days of March 20, 1997 through the exercise of stock options.

(7) Includes 4,574,232 shares that the executive officers have the right to acquire within 60 days of March 20, 1997 through the exercise of stock options.

(8) Includes 328,037 shares that Mr. Zebeck has the right to acquire within 60 days of March 20, 1997 through the exercise of stock options.

     COMPLIANCE WITH SECTION 16. The Company believes that during 1996, all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

              ARRANGEMENTS AND TRANSACTIONS WITH RELATED PARTIES

     Wendell Anderson, a member of the Company's Board of Directors, provides certain governmental and regulatory affairs consulting services to the Company, for which he was paid $144,000 in 1996.

     During 1996, the Company leased office space for one of its telemarketing centers and warehouse space from Carlson Real Estate Company, a partnership owned by various members of the immediate family of Edwin C. Gage, including Mr. Gage. Rental expense for 1996 under these leases was approximately $603,000. The Company believes the terms of the leases are at least as favorable to the Company as it could have received from an unrelated third party. The annual rental amount is not material to either the Company or Carlson Real Estate Company.

     For a number of years, the Company has had regular banking relationships with Norwest Bank Minnesota, N.A. ("Norwest Bank"), a subsidiary of Norwest Corporation. Richard M. Kovacevich, who was a Director until February 1997, is President and Chief Executive Officer of Norwest Corporation. Norwest Bank is one of the lending banks and is a letter of credit issuing bank under the Company's revolving credit and letter of credit facility and is also the registrar and transfer agent with respect to the Company's common stock. The Company and its subsidiaries also maintain a number of depository and checking accounts with Norwest Bank or its affiliates. The Company paid Norwest Bank approximately $1,941,000 with respect to these services and relationships during 1996. The Company believes the terms of the various banking relationships, and the fees paid, are at least as favorable to the Company as it could have received from an unrelated third party. The amount paid is not material to either the Company or Norwest Corporation.

                             INDEPENDENT AUDITORS

     The Company's Board of Directors selected KPMG Peat Marwick LLP to be the Company's independent auditors for the 1997 fiscal year. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement and answer appropriate shareholder questions. Shareholders may submit questions concerning the financial statements of the Company either orally at the Annual Meeting or in writing before the Annual Meeting.

              SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     Proposals of shareholders intended to be presented at the next annual meeting of shareholders must be received in the Company's principal executive offices no later than December 1, 1997 for inclusion in the Company's proxy materials. Proposals should be mailed to Fingerhut Companies, Inc., 4400 Baker Road, Minnetonka, Minnesota 55343, Attention: Secretary.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY (OR VOTING INSTRUCTIONS CARD) AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR THAT PURPOSE.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /S/ Michael P. Sherman

                                        Michael P. Sherman
                                        Secretary

March 28, 1997

[LOGO]

PROXY
                          FINGERHUT COMPANIES, INC.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints THEODORE DEIKEL and MICHAEL P. SHERMAN as Proxies each with the power to appoint his substitute, and hereby authorizes them to vote all of the shares of Common Stock of Fingerhut Companies, Inc. the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 13, 1997, or any adjournment thereof, as specified below on the following matters which are further described in the Proxy Statement related hereto:

1.   ELECTION OF DIRECTORS

[ ] FOR all nominees listed below          [ ] WITHHOLD AUTHORITY
except as marked to the contrary           to vote for all nominees listed below




INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH HIS NAME IN THE LIST BELOW:

                     DUDLEY C. MECUM     JOHN M. MORRISON

2.   PROPOSAL TO ADOPT THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN:

                     [ ] FOR     [ ] AGAINST   [ ] ABSTAIN

3.   PROPOSAL TO ADOPT THE AMENDMENT TO THE 1995 STOCK OPTION PLAN:

                     [ ] FOR     [ ] AGAINST   [ ] ABSTAIN

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING.

                                    (over)

                         (continued from other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MATTER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN ITEM 1 AND FOR PROPOSALS 2 AND 3. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by partner or other authorized person.

                                                      __________________________
                                                              Signature
                                                      __________________________

                                                       Signature if held jointly

                                                      Dated: _______________1997

                                                      PLEASE MARK, SIGN, DATE
                                                      AND RETURN THE PROXY
                                                      CARD PROMPTLY IN THE
                                                      ENCLOSED ENVELOPE.

                          FINGERHUT COMPANIES, INC.
                             1997 ANNUAL MEETING

                              Minneapolis Hilton
                         1001 Marquette Avenue South
                            Minneapolis, Minnesota

                                 MAY 13, 1997
                           11:00 A.M. CENTRAL TIME